EXHIBIT 11

                            CNA FINANCIAL CORPORATION
                   COMPUTATION OF NET INCOME PER COMMON SHARE

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Three Months Ended March 31                                   1996      1995
(In millions, except per share data)
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Earnings per share:

   Net income (loss)....................................   $ 329.3     $ 152.8
   Less preferred stock dividends.......................       1.6         1.8
                                                           -------     -------

   Net income (loss) available to common stockholders...   $ 327.7     $ 151.0
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   Weighted average shares outstanding..................      61.8        61.8
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   Net income (loss) per common share...................   $  5.30     $  2.44
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